Exhibit 1.3

Pivotal Web Event Features
MarketingSherpa and Road Runner

Simplifying Today’s Marketing Challenges. Part IV: Guarantee Lead Generation Success

FOR IMMEDIATE RELEASE

Vancouver, BC – April 6, 2005 – Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, today announced it will host: ‘Simplifying Today’s Marketing Challenges. Part IV: Guarantee Lead Generation Success on Thursday, April 7, 2005 at 2:00 p.m. EST (11:00 a.m. PST). This complimentary Web event will feature marketing automation experts from MarketingSherpa, a well-known media company serving marketers, and Road Runner, one of the nation’s premier broadband Internet service providers.

Marketers often find it difficult to accurately calculate the impact of integrated marketing efforts, despite the implications of return on investment in overall marketing strategy. More and more, marketers are demanding real-time results to help them focus on activities that deliver the greatest benefit: campaigns that achieve more with less effort and cost. They are discovering marketing automation technology-one of the fastest-growing areas of IT spending-to help analyze disparate data, enable greater visibility into marketing activity, and shift to promotions that turn a profit.

Speakers:

Stefan Tornquist – Metrics Editor, MarketingSherpa

Josh Greene – Director of Electronic Marketing, Road Runner

Web Event Details:

DATE: Thursday, April 7, 2005

TIME: 2:00 p.m. EST / 11:00 a.m. PST

REGISTER:

www.pivotal.com/industry/pr/webevent

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation (NASDAQ: CHINA – News), is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises – a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,800 companies around the world have licensed Pivotal including: Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA — News; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability that the use of marketing automation technology will enable greater visibility into marketing activity and shift to promotions that turn a profit, and the use of Pivotal CRM to produce increases in revenues, margins and customer loyalty. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.